Rowan Reports First Quarter 2014 Results

HOUSTON, May 6, 2014 /PRNewswire/ -- For the three months ended March 31, 2014, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $55.6 million, or $0.45 per share, compared to $68.1 million, or $0.55 per share in the first quarter of 2013. The current quarter reflects a settlement gain related to a rig collision during 2012 which increased net income from continuing operations by $20.9 million, or $0.17 per share. Excluding the impact of this item, net income from continuing operations for the first quarter of 2014 was $34.7 million, or $0.28 per share.

Rowan's revenues were $377.6 million in the first quarter of 2014, down 4% from the prior-year quarter due primarily to slightly lower utilization. Our first quarter 2014 revenues and operating results were significantly impacted by the previously disclosed out-of-service periods for the Gorilla VI and Gorilla VII.

Tom Burke, President and Chief Executive Officer, commented, "We have achieved an exciting milestone, with our first ultra-deepwater drillship operating on rate in Namibia. Our deepwater and project management teams have executed well, and the ship is one of the most capable in the world wide fleet. While we are disappointed with the first quarter's out of service time on two of our higher day rate jack-ups, our entry into deepwater and the corresponding structural earnings growth is on track.

We are in an excellent competitive position due to our high-specification jack-ups and ultra-deepwater drillships, along with our highly skilled drilling crews, even as the industry may face headwinds as new capacity enters the market and displaces older and less capable rigs. We started the year with more than half of our fleet coming off contract during 2014 and we have extended or contracted four rigs at or above their existing rates and expect similar results for the remaining rigs over the balance of the year."

Rowan will conduct its earnings conference call on Tuesday, May 6, 2014, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone may dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, and download any necessary software.

Rowan Companies plc is a global provider of international and domestic contract drilling services in the ultra-deepwater and shallow water jack-up market with a fleet of 34 offshore drilling units, including four ultra-deepwater drillships, three of which are currently under construction, and 30 jack-up rigs, 19 of which are rated high-specification. The Company's fleet is located worldwide, including West Africa, the Middle East, the North Sea, Trinidad, Egypt, Southeast Asia and the Gulf of Mexico. Three of the four ultra-deepwater drillships are under three year contracts. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowancompanies.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair, construction or transportation of drilling units, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company's operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, changes in tax rates and provisions, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	MARCH 31,	DECEMBER 31,
	2014	2013

ASSETS

Cash and cash equivalents	$ 1,440.4	$ 1,092.8
Accounts receivable	383.6	344.6
Other current assets	56.3	67.7
Assets of discontinued operations	-	23.8
Total current assets	1,880.3	1,528.9
Property, plant and equipment - net	6,835.3	6,385.8
Other assets	68.5	61.1
TOTAL	$ 8,784.1	$ 7,975.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 100.1	$ 124.0
Other current liabilities	199.8	210.5
Liabilities of discontinued operations	-	20.1
Total current liabilities	299.9	354.6
Long-term debt	2,808.0	2,008.7
Other liabilities	719.4	718.7
Stockholders' equity	4,956.8	4,893.8
TOTAL	$ 8,784.1	$ 7,975.8

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31
	2014	2013

REVENUES	$ 377.6	$ 394.2

COSTS AND EXPENSES:
Operations	220.3	209.5
Depreciation and amortization	70.9	64.6
Selling, general and administrative	29.9	29.4
(Gain)/loss on disposals of property and equipment	0.8	0.3
Material charges, settlements and other expenses	(20.9)	-
Total	301.0	303.8
INCOME FROM OPERATIONS	76.6	90.4
Net interest and other income	(20.7)	(19.0)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	55.9	71.4
Provision for income taxes	0.3	3.3
NET INCOME FROM CONTINUING OPERATIONS	55.6	68.1
Discontinued operations, net of tax	4.0	-
NET INCOME	$ 59.6	$ 68.1

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.45	$ 0.55
Discontinued operations, net of tax	$ 0.03	$ -
Net income	$ 0.48	$ 0.55

AVERAGE DILUTED SHARES	124.7	124.2

NOTE: See final table for supplemental operating information.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	THREE MONTHS
	ENDED MARCH 31
	2014	2013
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 59.6	$ 68.1
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	70.9	64.6
Deferred income taxes	(1.5)	(0.4)
Gain on disposals of assets	(1.1)	0.3
Other - net	6.4	13.8
Net changes in current assets and liabilities	(55.9)	(45.2)
Net changes in other noncurrent assets and liabilities	2.1	2.0
Net cash provided by operations	80.5	103.2

Investing activities:
Property, plant and equipment additions	(532.5)	(111.9)
Proceeds from disposals of property, plant and equipment	6.6	2.4
Net cash used in investing activities	(525.9)	(109.5)

Financing activities:
Proceeds from borrowings	792.7	-
Proceeds from equity compensation plans and other	0.3	1.6
Net cash provided by financing activities	793.0	1.6

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	347.6	(4.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,092.8	1,024.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,440.4	$ 1,019.3

ROWAN COMPANIES PLC
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2014	2013	2013

RIG DAYS:
Operating	2,153	2,279	2,230
Out of service (shipyard/transit/inspections/other)	344	267	260
Operational downtime (off rate during rig operations)	23	30	30
Cold stacked	180	184	270

Total available	2,700	2,760	2,790

Utilization	80%	83%	80%
Utilization (excluding cold-stacked rigs)	85%	88%	88%

AVERAGE DAY RATES (in thousands):
North Sea	$ 273.6	$ 284.0	$ 267.2
Middle East	136.0	135.6	135.4
Gulf of Mexico	153.6	143.4	132.5
All rigs	171.4	168.4	173.2

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 138.3	$ 141.7	$ 128.8
Repairs and maintenance	40.8	42.3	38.0
Insurance	7.8	8.0	8.3
Rig moves	3.8	3.8	7.4
All other	21.2	18.3	19.2
Subtotal (excluding rebillables)	$ 211.9	$ 214.1	$ 201.7
Rebillables (equally offset with rebillable revenue)	8.4	9.4	7.8

Total	$ 220.3	$ 223.5	$ 209.5

(a) Includes labor, fringes, training, travel and catering costs.

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CONTACT: Suzanne M. Spera, Director, Investor Relations, (713) 960-7517, sspera@rowancompanies.com